           Rick Abshire  (713) 881-3609
                 FOR IMMEDIATE RELEASE

ADAMS RESOURCES ANNOUNCES FOURTH QUARTER 2010 EARNINGS

Houston (March 21, 2011) -- Adams Resources & Energy, Inc., (NYSE Amex -AE), announced  unaudited fourth quarter 2010 net earnings of $2,390,000 or $.57 per common share on revenues totaling $628,589,000.  This compares to an unaudited fourth quarter 2009 net loss of $1,094,000 or $.26 per share on revenues of $511,618,000.  For the full year of 2010, net earnings totaled $8,631,000 or $2.05 per share on revenues of $2,211,970,000.   The Company paid an annual cash dividend of $.54 per share during the fourth quarter of 2010 which represented an eight percent increase over 2009.  Net cash provided by operating activities totaled $36,928,000 for the year 2010.  The Company continues to have no bank debt or other forms of debenture obligations.  Cash balances at December 31, 2010 totaled $29,032,000.

A summary of operating results follows:

	Fourth Quarter
	2010	2009

Operating Earnings (Loss)
Marketing	$6,011,000	$1,388,000
Transportation	1,501,000	450,000
Oil and gas	(1,833,000)	(1,068,000)
Administrative expenses	(2,385,000)	(2,643,000)
	3,294,000	(1,873,000)
Interest income (expense), net	77,000	(15,000)
Income tax (expense) benefit	(981,000)	794,000

Net earnings (loss)	$2,390,000	$(1,094,000)

Chairman, K. S. “Bud” Adams, Jr., attributed the 2010 comparative fourth quarter earnings increase to both volume and operating margin improvements within the Company’s crude oil marketing and transportation businesses.  For the year 2010, the company participated in the drilling of 53 wells of which 41 wells were successful with 12 dry holes.  Oil and gas proved reserve discoveries and additions during 2010 replaced 190 percent of 2010 production on an equivalent barrel basis.
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The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. A number of factors could cause actual results or events to differ materially from those anticipated.  Such factors include, among others, (a) general economic conditions, (b) fluctuations in hydrocarbon prices and margins, (c) variations between commodity contract volumes and actual delivery volumes, (d) unanticipated environmental liabilities or regulatory changes, (e) counterparty credit default, (f) inability to obtain bank and/or trade credit support, (g) availability and cost of insurance, (h) changes in tax laws, (i) the availability of capital, (j) changes in regulations, (k) results of current items of litigation, (l) uninsured items of litigation or losses, (m) uncertainty in reserve estimates and cash flows, (n) ability to replace oil and gas reserves, (o) security issues related to drivers and terminal facilities, (p) commodity price volatility, (q) demand for chemical based trucking operations, (r) successful completion of drilling activity, (s) financial soundness of customers and suppliers and (t) adverse world economic conditions.  These and other risks are described in the Company’s reports that are on file with the Securities and Exchange Commission.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenues	$2,211,970	$1,943,128	$628,589	$511,618

Costs, expenses and other	(2,199,269)	(1,936,627)	(625,218)	(513,506)
Income tax benefit (provision)	(4,070)	(2,352)	(981)	794

Net earnings (loss)	$8,631	$4,149	$2,390	$(1,094)

Basic and diluted net earnings (loss)
per common share	$2.05	$.98	$.57	$(.26)

Dividends per common share	$.54	$.50	$.54	$.50

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2010	2009
ASSETS
Cash	$29,032	$16,806
Other current assets	217,944	185,757
Total current assets	246,976	202,563

Net property & equipment	47,589	42,305
Deposits and other assets	6,740	4,533
	$301,305	$249,401

LIABILITIES AND EQUITY
Total current liabilities	$206,998	$164,191
Long-term debt	-	-
Other long-term liabilities	4,152	1,409
Shareholders’ equity	90,155	83,801
	$301,305	$249,401